DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), MARCH 31, 1998 AND DECEMBER 31, 1997

                               March 31,        December 31,
                                 1998               1997
ASSETS

CASH AND CASH EQUIVALENTS     $1,592,789         $1,475,167
PROPERTY                       7,617,469          7,752,217
OTHER ASSETS                      72,997             72,944

TOTAL                         $9,283,255         $9,300,328

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                   $2,119,011         $2,082,705

PARTNERS' EQUITY:
General Partners                 (70,385)           (69,852)
Limited Partners               7,234,629          7,287,475
     Total partners' equity    7,164,244          7,217,623

TOTAL                         $9,283,255         $9,300,328

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                March 31,          March 31,
                                  1998               1997
REVENUES:
Rental Income                   $650,268           $645,246
Interest                          12,082             11,309
     Total revenue               662,350            656,555

EXPENSES:
Operating Expenses               325,237            333,454
General and administrative        69,452             63,952
     Total expenses              394,689            397,406

NET INCOME                      $267,661           $259,149

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $264,984           $256,558
    General partners               2,677              2,591
TOTAL                           $267,661           $259,149

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $8.34              $8.07

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT DECEMBER 31, 1996     ($64,000)    $7,866,814   $7,802,814

NET INCOME                         2,591        256,558      259,149
DISTRIBUTIONS                     (3,210)      (317,830)    (321,040)

EQUITY AT MARCH 31, 1997        ($64,619)     $7,805,542   $7,740,923

EQUITY AT DECEMBER 31, 1997     ($69,852)     $7,287,475   $7,217,623

NET INCOME                         2,677         264,984      267,661
DISTRIBUTIONS                     (3,210)       (317,830)    (321,040)

EQUITY AT MARCH 31, 1998        ($70,385)     $7,234,629   $7,164,244

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      March 31,          March 31,
                                        1998               1997

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 267,661        $ 259,149
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        134,632          134,633
  Changes in assets and liabilities:
     Increase in other assets                (53)         (39,331)
     Increase(Decrease) in liabilities    36,306         (121,384)
Net cash provided by operating
  activities                             438,546          233,067

CASH FLOWS FROM INVESTING ACTIVITIES-
  Disposal of property and equipment         116                0

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (321,040)        (321,040)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        117,622          (87,973)

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,475,167        1,455,407
At end of period                      $1,592,789       $1,367,434

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of March 31, 1998, and for the periods ended March 31, 1998 and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of March 31, 1998, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,827,410
        Furniture and Equipment                5,810
        Total                             12,923,102
        Less: Accumulated Depreciation   ( 5,305,633)
        Property - Net                   $ 7,617,469

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.